Westmark Group Holdings, Inc. and Subsidiary

             STATEMENT RE: COMPUTATION OF NET LOSS PER COMMON SHARE


                                                     Year               Year
                                                     Ended             Ended
                                                  December 31,      December 31,
                                                     1997               1996


Net Loss                                          $1,468,070         $3,800,995

Preferred stock dividends                            122,198             126,00
                                                  ----------         ----------

Loss applicable to common stockholders            $1,590,268         $3,926,995
                                                  ==========         ==========

Total weighted average number of common
shares and equivalents                             1,506,204            732,058
                                                  ==========         ==========

Net loss per common share                             $(1.06)            $(5.36)
                                                  ==========         ==========